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                                                                    Exhibit 16.2

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Dear Sir/Madam:

We have read paragraphs two through five of Item 4 included in the Form 8-K dated April 26, 2002 of Curis, Inc., as filed with the Securities and Exchange Commission on April 30, 2002, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. George Eldridge, Chief Financial Officer, Curis, Inc.